Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-4 (No. 333-143666) and related Offer Document/Prospectus of Barclays PLC for the registration of 1,222,905,869 ordinary shares and to the incorporation by reference therein of our reports dated April 2, 2007, with respect to the consolidated financial statements of ABN AMRO Holding N.V., ABN AMRO Holding N.V. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ABN AMRO Holding N.V. included in the Annual Report on Form 20-F of ABN AMRO N.V. for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
Amsterdam, The Netherlands
August 3, 2007

/s/ Ernst & Young Accountants

Ernst & Young Accountants